EXHIBIT 23.3

[K.E. ANDREWS & COMPANY LETTERHEAD]

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-169472) on Form S-8 and (No. 333-163554 and No. 333-147244) on Form S-3 of Eagle Rock Energy Partners, L.P. (the “Company”) of the reference to K.E. Andrews & Company (“KEAC”) and of the purchase price allocations and related information attributed to KEAC in the Annual Report on Form 10-K for the year ended December 31, 2010, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

K.E. ANDREWS & COMPANY

/s/ Mark Andrews, ASA
Mark Andrews, ASA
President

Houston, Texas
March 11, 2011